Exhibit 10.9

CORPORATE GUARANTY

1. GUARANTY. For good and valuable consideration, RAMACO Development, LLC, a Delaware limited liability company (“RAMACO Development” or “Guarantor”), absolutely and unconditionally, guarantees the performance (“Guaranteed Obligations”) of RAM Mining, LLC and RAMACO Resources, LLC, each a Delaware limited liability company, (collectively, the “Obligor”), to RAMACO, LLC, a Delaware limited liability company, (“Obligee”), under the Mining Agreements (as hereinafter defined) pursuant to the terms and conditions set forth in this Guaranty.

2. DEFINITIONS. The following words shall have the following meanings when used in this Guaranty.

(a) Guarantor. The word “Guarantor” is defined in Section 1 of this Guaranty.

(b) Guaranty. The word “Guaranty” means this Corporate Guaranty made by Guarantor for the benefit of Obligee.

(c) Guaranteed Obligations. The words “Guaranteed Obligations” are defined in Section 1 of this Guaranty.

(d) Mining Agreements. The words “Mining Agreements” means the following documents, collectively: (i) that certain Coal Mining Lease dated August 20, 2015 (the “Berwind Lease”) by and between Ramaco Central Appalachia, LLC (“RCA”) and Berwind Land Company, Inc.; (ii) that certain Sublease dated August 20, 2015 by and between RCA and Ramaco Resources, LLC (“RR”) concerning the Berwind Lease; (iii) that certain Surface Rights Lease dated August 20, 2015 by and between RCA and RR; (iv) that certain Lease dated August 20, 2015 by and between RCA and RR; (v) that certain Sublease dated August 19, 2015 by and between RCA and RR; (vi) that certain Mutual Cooperation Agreement dated August 20, 2015 by and between RCA and RR concerning the Berwind Property (as defined therein); (vii) that certain Mutual Cooperation Agreement dated August 20, 2015 by and between RCA and RR concerning the Elk Creek Property (as defined therein); (viii) that certain Amended and Restated Lease dated August 20, 2015 by and among Ramaco Northern Appalachia, LLC (“RNA”), RAM Farms, LLC (“RF”) and RAM Mining, LLC (“RM”), (ix) that certain Assignment and Assumption Agreement by and among RNA, RF and RM, and (x) that certain Mutual Cooperation Agreement dated August 20, 2015 by and between RNA and RM concerning the Ram Property (as defined therein).

(e) Obligee. The word “Obligee” is defined in Section 1 of this Guaranty.

(f) Obligor. The word “Obligor” is defined in Section 1 of this Guaranty.

3. JOINT AND SEVERAL LIABILITY. The obligations of each person or entity that executes this Guaranty and those of any other person or entity that may have guaranteed or that hereafter guarantees the Guaranteed Obligations, are and will be joint and several, and Obligee may release or settle with any one or more such persons or entities at any time without affecting the continuing liability of the remaining such persons or entities.

4. NATURE OF GUARANTY. Guarantor intends to guarantee at all times the performance of the Guaranteed Obligations pursuant to the terms set forth in this Guaranty.

5. DURATION OF GUARANTY. This Guaranty will take effect when received by Obligee without the necessity of any acceptance by Obligee, or any notice to Guarantor or to Obligor, and will continue in full force until all Guaranteed Obligations shall have been fully and finally satisfied and all other obligations of Guarantor under this Guaranty shall have been performed in full. Release of any other guarantor or termination of any other guaranty of the Guaranteed Obligations shall not affect the liability of Guarantor under this Guaranty. A revocation received by Obligee from any one or more Guarantor shall not affect the liability of any remaining Guarantor under this Guaranty.

6. PERFORMANCE GUARANTY. If Obligor fails to perform or observe any covenants or conditions of the Mining Agreements, Guarantor shall, upon request of Obligee, perform such covenant or condition, irrespective of any action or lack of action on Obligee’s part in connection with the enforcement or such covenants or conditions of the Mining Agreements. If Obligor fails to make prompt payment of any amounts due to Obligee under the Mining Agreements, the Guarantor agrees to make prompt payment of any such amounts.

7. GUARANTOR’S REPRESENTATIONS AND WARRANTIES. Guarantor represents and warrants to Obligee that to the best of Guarantor’s knowledge (a) no representations or agreements of any kind have been made to Guarantor which would limit or qualify in any way the terms of this Guaranty; (b) this Guaranty is executed at Obligor’s request and not at the request of Obligee; (c) Guarantor has full power, right and authority to enter into this Guaranty; and (d) the provisions of this Guaranty do not conflict with or result in a default under any agreement or other instrument binding upon Guarantor and do not result in a violation of any law, regulation, court decree or order applicable to Guarantor

8. GUARANTOR’S WAIVERS. Except as prohibited by applicable law, Guarantor waives any right to require Obligee (a) to make any presentment, protest, demand, or notice of any kind, including notice of any nonperformance of the Guaranteed Obligations, or notice of any action or non-action on the part of Obligor, Obligee, any surety, endorser, or other guarantor in connection with the Guaranteed Obligations; (b) to resort for performance or payment or to proceed directly or at once against any person, including Obligor or any other guarantor; or (c) to pursue any other remedy within Obligee’s power.

9. GUARANTOR’S UNDERSTANDING WITH RESPECT TO WAIVERS. Guarantor warrants and agrees that each of the waivers set forth above is made with Guarantor’s full knowledge of its significance and consequences and that, under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any such waiver is determined to be contrary to any applicable law or public policy, such waiver shall be effective only to the extent permitted by law or public policy.

10. JURY TRIAL WAIVER. GUARANTOR ACKNOWLEDGES THAT, AS TO ANY AND ALL DISPUTES THAT MAY ARISE WITH RESPECT TO THE COVENANTS AND CONDITIONS OF THIS GUARANTY, THE COMMERCIAL NATURE OF THE RELATED TRANSACTIONS WOULD MAKE ANY SUCH DISPUTE UNSUITABLE FOR TRIAL BY JURY. ACCORDINGLY, GUARANTOR HEREBY WAIVES THE RIGHT TO TRIAL BY JURY AS TO ANY AND ALL DISPUTES THAT MAY ARISE RELATING TO THIS GUARANTY.

11. MISCELLANEOUS PROVISIONS. The following miscellaneous provisions are a part of this Guaranty:

(a) Amendments. This Guaranty constitutes the entire understanding and agreement of the parties as to the matters set forth in this Guaranty. No alteration of or amendment to this Guaranty shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment.

(b) Applicable Law. This Guaranty shall be governed by and construed in accordance with the laws of the State of Delaware.

(c) Attorneys’ Fees; Expenses. Guarantor agrees to pay upon demand all of Obligee’s necessary and reasonable costs and expenses, including attorneys’ fees and legal expenses, incurred in connection with the enforcement of this Guaranty. Obligee may pay someone else to help enforce this Guaranty, and Guarantor shall pay the necessary and reasonable costs and legal expenses of such enforcement. Costs and expenses include Obligee’s necessary and reasonable attorneys’ fees and legal expenses whether or not there is a lawsuit, including reasonable attorneys’ fees and legal expenses for bankruptcy proceedings (and including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated postjudgment collection services. Guarantor also shall pay all court costs and such additional fees as may be directed by the court.

(d) Notices. All notices required to be given by either party to the other under this Guaranty shall be in writing, may be sent by telefacsimile, and shall be effective when actually delivered or when deposited with a nationally recognized overnight courier, or when deposited in the United States mail, first class postage prepaid, addressed to the party to whom the notice is to be given at the address shown above or to such other addresses as either party may designate to the other in writing. For notice purposes, Guarantor agrees to keep Obligee informed at all times of Guarantor’s current address.

(e) Assignment. If any of Obligee’s rights under the Mining Agreements should be assigned by Obligee, this Guaranty will inure to the benefit of Obligee’s assignee to the extent of such assignment, provided that such assignment will not operate to relieve Guarantor from any obligation to Obligee hereunder.

(f) Time. Time is of the essence in all respects hereunder.

(g) Waiver. Obligee shall not be deemed to have waived any rights under this Guaranty unless such waiver is given in writing and signed by Obligee. No delay or omission on the part of Obligee in exercising any right shall operate as a waiver of such right or any other right. A waiver by Obligee of a provision of this Guaranty shall not prejudice or constitute a waiver of Obligee’s right otherwise to demand strict compliance with that provision or any other provision of this Guaranty. No prior waiver by Obligee, nor any course of dealing between Obligee and Guarantor, shall constitute a waiver of any of Obligee’s rights or of any of

Guarantor’s obligations as to any future transactions. Whenever the consent of Obligee is required under this Guaranty the granting of such consent by Obligee in any instance shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Obligee.

THE UNDERSIGNED GUARANTOR ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS GUARANTY AND AGREES TO ITS TERMS. IN ADDITION, GUARANTOR UNDERSTANDS THAT THIS GUARANTY IS EFFECTIVE UPON GUARANTOR’S EXECUTION AND DELIVERY OF THIS GUARANTY TO OBLIGEE AND THAT THE GUARANTY WILL CONTINUE UNTIL TERMINATED IN THE MANNER SET FORTH IN THE SECTION TITLED “DURATION OF GUARANTY.” NO FORMAL ACCEPTANCE BY OBLIGEE IS NECESSARY TO MAKE THIS GUARANTY EFFECTIVE.

[Signature page follows]

THIS GUARANTY IS DATED THE 20TH DAY OF AUGUST, 2015.

RAMACO DEVELOPMENT, LLC,
a Delaware limited liability company

By:	/s/ Michael D. Bauersachs
Name:	Michael D. Bauersachs
Its:	Authorized Agent

STATE OF West Virginia

COUNTY OF Kanawha, TO-WIT:

I, Joseph G. Bunn, a notary public of said county, do certify that Michael D. Bauersachs, who signed the writing hereto annexed, in his capacity as Authorized Agent of RAMACO Development, LLC, bearing date as of the 20th day of August, 2015, has this day in my said county, before me, acknowledged the same to be the act and deed of said company.

My commission expires: October 7, 2020

Joseph G. Bunn

Notary Public

[STAMP]